Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Annual Report on Form 1-K of our report dated June 11, 2021, relating to the consolidated financial statements of RDE, Inc. (formerly known as Ubid Holdings, Inc.) as of and for the years then ended December 31, 2020 and 2019, which appears in such Annual Report. We also consent to the reference to our firm under the caption “Experts”.

Weinberg & Company, P.A.

Los Angeles, California

June 11, 2021